Exhibit 5.1

July 20, 2021

180 Life Sciences Corp.

830 Menlo Avenue, Suite 100

Menlo Park, CA 94025

RE:	180 Life Sciences Corp.

Registration Statement on Form S-1

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-1 (as it may be amended, supplemented or modified from time to time, the “Registration Statement”) and the prospectus contained therein (the “Prospectus”), filed with the U.S. Securities and Exchange Commission by 180 Life Sciences Corp., a Delaware corporation (the “Company”), under the Securities Act of 1933, as amended, with respect to up to an aggregate of 5,436,383 shares (the “Shares”) of the common stock, par value $0.0001 per share, of the Company (“Common Stock”), to be offered for resale by certain stockholders of the Company (the “Selling Stockholders”), of which:

(i)	2,564,000 shares of Common Stock (such shares, the “Investor Shares”) were issued to certain of the Selling Stockholders pursuant to that certain Securities Purchase Agreement dated as of February 19, 2021 between the Company and the investors identified on the signature pages thereto (such investors, the “February Investors”; and such agreement, the “February SPA”);

(ii)	2,564,000 shares of Common Stock are issuable to the February Investors upon the exercise by the February Investors of the warrants to purchase up to 2,564,000 shares of Common Stock that were issued to the February Investors pursuant to the February SPA (such warrants, the “Investor Warrants”; and the shares of Common Stock issuable upon exercise of the Investor Warrants, the “Investor Warrant Shares”);

(iii)	150,000 shares of Common Stock (such shares, the “Settlement Shares”) were issued to one Selling Stockholder pursuant to that certain Settlement and Release Agreement dated on or about November 6, 2020 between the Company and such Selling Stockholder (the “Settlement Agreement”); and

(iv)	158,383 shares of Common Stock are were issued to certain of the Selling Stockholders upon the conversion of the promissory notes that were originally issued to such Selling Stockholders by 180 Life Corp. (f/k/a 180 Life Sciences Corp.), a wholly-owned subsidiary of the Company, in the aggregate original principal amount of $432,384, in March 2021 (such promissory notes, the “Notes”; and such shares, the “Note Shares”).

In addition, the Registration Statement covers the issuance by the Company of up to 6,001,250 shares of Common Stock (the “Public Warrant Shares”) issuable upon the exercise of the warrants that were included in the units issued in the Company’s initial public offering, with each warrant exercisable for one-half of one share of Common Stock at an exercise price of $11.50 per whole share of Common Stock, in accordance with their terms (the “Public Warrants”).

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below, including, without limitation, the Registration Statement, the Prospectus, the Certificate of Incorporation and By-Laws of the Company (each as amended and restated to date), certain resolutions of the Company’s Board of Directors relating to the Registration Statement and the issuance of the Shares, the February SPA, the Investor Warrants, the Settlement Agreement, the Notes and the Public Warrants. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent that we have deemed appropriate, relied upon certain representations of certain officers of the Company.

Based upon the foregoing, it is our opinion that:

(i)	the Investor Shares have been duly authorized and are validly issued, fully paid and non-assessable;

(ii)	the Settlement Shares have been duly authorized and are validly issued, fully paid and non-assessable;

(iii)	the Investor Warrant Shares have been duly authorized and, when issued in accordance with the terms and provisions of the February SPA and the Investor Warrants, including, without limitation, the payment of the exercise price required thereunder, will be validly issued, fully paid and non-assessable;

(iv)	the Note Shares have been duly authorized and, following their issuance in accordance with the terms and provisions of the Convertible Notes, are validly issued, fully paid and non-assessable; and

(v)	the Public Warrant Shares have been duly authorized and, when issued in accordance with the terms and provisions of the Public Warrants, including, without limitation, the payment of the exercise price required thereunder, will be validly issued, fully paid and non-assessable.

We are admitted to the Bar in the State of New York and we express no opinion as to the applicability or effect of any laws, orders, or judgments of any state or other jurisdiction other than the federal laws of the United States of America and the General Corporation Law of the State of Delaware, and we express no opinion with respect to any state securities or blue sky laws. Further, our opinion is based solely upon existing laws, rules, and regulations, and we undertake no obligation to advise you of any changes that may be brought to our attention after the date hereof.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel and to all references made to us in the Registration Statement and in the Prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder.

This opinion is rendered pursuant to Item 601(b)(5) of Regulation S-K under the Securities Act and may not be used, circulated, quoted or relied upon for any other purpose. This opinion is given as of the date set forth above, and we assume no obligation to update or supplement the opinions contained herein to reflect any facts or circumstances which may hereafter come to our attention, or any changes in laws which may hereafter occur.

Very truly yours,

/s/ Pryor Cashman LLP

PRYOR CASHMAN LLP

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